Exhibit 10.1

iPic Entertainment Inc.

ANNUAL INCENTIVE PLAN DOCUMENT

iPic Entertainment Inc.

ANNUAL INCENTIVE PLAN

For Plan Year 2018

TABLE OF CONTENTS

1.	Definitions	1
2.	Administration	2
3.	Participation	2
4.	Determination of Bonus Awards	3
5.	Bonus Targets	3
6.	Form of Payment	4
7.	Eligibility	4
8.	Miscellaneous Terms and Provisions	5

INTRODUCTION

The iPic Entertainment Inc. Annual Incentive Plan (hereinafter referred to as the ‘Plan’) has been established for the purpose of providing bonus compensation to eligible designated employees of iPic Entertainment Inc. and its Affiliates (hereinafter collectively referred to as the ‘Company’). The Company intends and desires to create individual performance incentives for designated employees by providing bonus compensation awards based upon individual contributions to Company profitability. Such bonus compensation is intended to encourage levels of individual performance that will assure focus by employees on continued Company profitability. It is further intended that when added to other forms of compensation the bonus compensation awards will result in total compensation to employees in amounts that are competitive when Company performance is compared to peer organizations.

Article 1 - Definitions

For purposes of the Plan, unless the context requires otherwise, the following terms should have the meanings set forth below.

1.1	“Affiliate” means (a) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (b) any entity in which the Company has a significant equity interest, in each case determined by the Committee.

1.2	“Board” means the Board of Directors of the Company.

1.3	“Bonus Target” means a percentage established to represent a normal or average bonus percentage determined through competitive survey analysis and based on each position’s relative importance to the overall financial success of the Company.

1.4	“CEO” means the Chief Executive Officer of the Company.

1.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6	“Committee” means the Compensation Committee of the Board.

1.7	“Company” means iPic Entertainment Inc.

1.8	“Employee” means an employee of the Company.

1.9	“Executive Officers” means the individuals elected and confirmed by the Board.

1.10	“Participant” means an Employee who is selected by the Company to participate in the Plan.

1.11	“Performance Criteria” means those performance measures approved by the Plan Administrator that determine the level of Bonus Target to be earned.

1.12	“Plan” means the iPic Entertainment Inc. Annual Incentive Plan.

1.13	“Plan Administrator” means the Committee in its capacity as administrator of the Plan, or the CEO, in his capacity as administrator of the Plan, to the extent that the Committee shall have delegated administration authority to the CEO pursuant to Article 2 hereof.

1.14	“Plan Year” means the Company’s fiscal year.

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Article 2 - Administration

2.1	The Plan shall be administered by the Committee; provided that the Committee may delegate authority to administer the Plan to the CEO with respect to all Participants who are not Executive Officers. Subject to Board approval of the Annual Budget, the Plan Administrator is empowered to:

2.1.1	Review and approve all determinations relating to the eligibility of Participants;

2.1.2	Make rules and regulations for the administration of the Plan which are not inconsistent with the terms and provisions hereof;

2.1.3	Construe all terms, provisions, conditions, and limitations of the Plan in good faith. All such determinations shall be final and conclusive on all parties of interest;

2.1.4	Review and approve determinations and computations concerning the amounts to which any Participant or his beneficiary is entitled under the Plan;

2.1.5	Select, employ, and compensate from time to time consultants, accountants, attorneys and other agents as the Company may deem necessary or advisable for the proper and efficient administration of the Plan.

2.2	The foregoing list of express powers is not intended to be either complete or exclusive, but the Plan Administrator shall, in addition, have such powers, whether or not expressly authorized, that it may deem necessary, desirable, advisable, or proper for the supervision and administration of the Plan. Except as otherwise specifically provided herein, the decision or judgment of the Plan Administrator on any question arising hereunder in connection with the exercise of any of its powers shall be final, binding, and conclusive upon all parties concerned.

2.3	The Plan Administrator shall have the responsibility of authorizing payment to each eligible Participant and directing that such payment be disbursed by the Company.

2.4	The Committee may, at any time, amend or terminate the Plan. Such amendments or terminations may be made without the consent of the Participants; provided that the Plan shall not be amended without the consent of the Company’s stockholders to the extent required by applicable law, rule or regulation.

Article 3 - Participation

3.1	The designation of Employees of the Company as Participants under the Plan shall be approved by the Plan Administrator, and no Employee of the Company will have the right to require the Plan Administrator to make him or her a Participant or to allow him or her to remain a Participant under the Plan.

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Article 4 - Determination of Bonus Awards

4.1	During the course of the Plan Year, the Plan Administrator shall review and approve those Performance Criteria which will measure the Company’s financial and/or operational performance for the applicable Plan Year. Additional Performance Criteria (“APC”) may be developed by the Plan Administrator and the department managers and submitted to the Plan Administrator for review and approval. Once approved, the APC will be provided in writing to the applicable Participant. The individual APCs will form the basis of the APC portion of the bonus. The Plan Administrator, with the assistance of Company department managers, as applicable, will determine threshold, target, and maximum levels of performance for each Performance Criteria and APC considered.

4.2	The Company’s performance will be evaluated on an absolute basis by determining the Company’s achievement versus a budgeted or pre-established level of performance approved by the Plan Administrator.

4.3	The Plan Administrator will weigh each of the APC based upon the strategic importance of the respective APC in consideration of the Company’s annual business plan, and will determine what portion of the bonus award will be allocated to Performance Criteria and APC on an individual by individual basis. The weightings of the Performance Criteria and the agreed upon APC may change from one Plan Year to the next, without notice or input from the Participants.

4.4	In determining the Company’s performance during a measurement period, Performance Criteria and APC will be utilized. Performance Criteria and APC may be modified, deleted, or added to from one Plan Year to the next as determined by the Plan Administrator in its judgment and discretion.

4.5	Following the close of the Plan Year, the Plan Administrator will evaluate the Company’s performance and individual performance compared to the Performance Criteria and APC. The results of this evaluation will serve as the basis for the determination of the amount of Bonus Target earned, which may range from 0 percent to as much as 125 percent of Participants’ Bonus Targets.

Article 5 - Bonus Targets

5.1	Bonus Targets for each position are established based upon the position’s relative importance to the overall financial success of the Company. The Plan Administrator shall review and approve a Bonus Target for each eligible Participant based upon the schedule attached hereto as Exhibit ‘A.’

5.2	Each bonus award shall be calculated by using the established Bonus Target for Participants in the Plan, adjusted by the results of the Performance Criteria and the APC. A qualitative evaluation of the Participant’s performance will also be used to adjust a Participant’s bonus award. The established Bonus Target, as adjusted, will serve as the norm for a range of possible bonus awards.

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Article 6 - Form of Payment

6.1	Bonuses payable under the Plan shall be paid via payroll after deductions for all applicable taxes.

6.2	Bonuses will typically be paid under the Plan in the second quarter after the end of the Plan Year. The Committee may approve a deferral of the payment of bonuses with payment in whole at a later date or in installments over a period of time. The length of time of deferral or installment period will be determined at the discretion of the Committee.

6.3	Each award or bonus hereunder, including any amounts paid on a differed basis at the direction of the Company shall be construed and administered such that it either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code. If an award or bonus subject to section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (B) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (C) unless the award or bonus specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (D) in no event shall a Participant, directly or indirectly, designate the calendar year in which a payment is made except in accordance with section 409A of the Code. Any award or bonus that is subject to section 409A of the Code and that is to be paid to a “specified employee” (within the meaning of section 409A of the Code and its corresponding regulations) upon separation from service shall be administered so that any payment shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code.

Article 7 - Eligibility

7.1	Upon hire to an eligible position, the Participant will be eligible for the iPic Entertainment Inc. Annual Incentive Plan after ninety (90) days of continuous service; the bonus payment will be prorated from date of hire.

7.2	If a Participant is promoted into a bonus eligible position, Participant will receive a prorated payment from the promotion date into the bonus eligible position. If a Participant is promoted into a different bonus level position, the bonus will be prorated for both positions (if applicable). Participants who are granted an official leave of absence for any reason allowed by Company policy will be eligible for a prorated payment.

7.3	Payment is contingent upon continuous employment at the time of bonus payout, except for (i) termination due to the death or permanent disability of the Participant and (ii) payment of bonus amounts which have been deferred pursuant to Section 6.2. In the event a Participant dies or becomes permanently disabled at any time during the Plan Year, if otherwise eligible under the Plan, such Participant shall be entitled to receive a bonus, prorated as of the date of death or permanent disability of such Participant. In the event that a Participant terminates employment prior to the payment of all bonus amounts the payment of which has been deferred pursuant to Section 6.2, such Participant shall continue to be eligible to receive payment of the deferred bonus amounts on the deferral schedule established pursuant to Section 6.2.

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Article 8 - Miscellaneous Terms and Provisions

8.1	No Employee shall have any claim or right to be paid a bonus or any form of award, and the award of a bonus will not be construed as giving a Participant the right to be retained in the employ of the Company. Further, the Company expressly reserves the right at any time to terminate the employment of any Participant free from any liability under the Plan.

8.2	The validity, construction, and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Florida and applicable Federal law.

8.3	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the “Company” shall mean the Company as hereinbefore defined and any aforesaid successor to its business and/or assets.

8.4	No member of the Board, the Plan Administrator, Committee, nor any other officer or Employee of the Company acting on behalf of the Board, the Plan Administrator, or the Committee shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board, the Plan Administrator, the Committee, and each and any officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

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iPic Entertainment Inc.

Exhibit A

Participation and Target

The Ipic Entertainment Inc. Annual Incentive Plan is designed to reward participation resulting in improvements to our previous year’s results along with other critical measures that drive the success of the business. This Annual Incentive Plan is effective for the 2018 Plan Year, and modifies any existing incentive plans.

Eligible Participants and target bonus in certain percentages are as follows:

Level	% of Annual Earned Base Salary
President & CEO	125%*
COO, CFO and Secretary and General Counsel	50%
Senior Executive (VP level and higher)	30%
Area and Regional Directors	20%**
Director Level	15%
Management Level	10%
Administrative Level	5%

*	Bonus Conditions for President & CEO Level: 75% of the bonus upon achieving 90% of the targeted EBITDA budget, 100% of the bonus upon achieving the targeted EBITDA budget, and 125% of the bonus achieving 110% of the targeted EBITDA budget. Bonus is payable following the end of the financial year.

**	Positions with regional or department responsibility, direct reports and or have a direct reporting relationship to the COO.

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Components of Plan:

Unless otherwise determined by the Board of Directors, the Budgeted EBITDA goal must be achieved for Participants to qualify to receive payout as described below:

Percent of Bonus Paid	Performance Criteria
100%	Company targeted EBITDA budget achieved and APC met
75%	Company achieves 90% of targeted EBITDA budget and APC met
125%	Company achieves 110% of targeted EBITDA budget and APC met

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